UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2026

Tectonic Therapeutic, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38537	81-0710585
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 Arsenal Way
Suite 200
Watertown, Massachusetts	02472
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (339) 666-3320

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TECX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2026, the Board of Directors (the “Board”) of Tectonic Therapeutic, Inc. (the “Company”), upon recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Jessica Chutter as a member of the Board and as a member of the Audit Committee of the Board (the “Audit Committee”), effective as of the date of the Company’s 2026 annual stockholder meeting (the “2026 Annual Meeting” and such date, the “Effective Date”), to serve until her successor is duly appointed and qualified, or until her earlier death, resignation or removal. Ms. Chutter will serve as a Class III director whose term will expire at the Company’s 2027 annual stockholder meeting. The Board has determined that Ms. Chutter qualifies as an “independent director” as determined in accordance with Rule 5605(a)(2) of the Nasdaq Rules and listing standards.

There is no arrangement or understanding between Ms. Chutter and any other person pursuant to which she was selected as a director, and there is no family relationship between Ms. Chutter and any of the Company’s other directors or executive officers. Additionally, there are no transactions involving the Company and Ms. Chutter that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

As a non-employee director of the Company, Ms. Chutter will be eligible, as of the Effective Date, to participate in the Company’s non-employee director compensation policy, as amended from time to time (the “Compensation Policy”). The current Compensation Policy provides for: (a) an annual cash retainer of $40,000 per year for service on the Board, (b) an additional $7,500 per year her for service on the Audit Committee and (c) a one-time initial equity award of options to purchase 20,400 shares of the Company’s common stock (the “Initial Award”). The Initial Award will be made pursuant to the Company’s 2024 Equity Incentive Plan (the “2024 Plan”). One-third of the Initial Award will vest on the first anniversary of the date of grant, with the remainder vesting in equal monthly installments thereafter until the third anniversary of the date of grant, subject in each instance to her continued Board service.

In addition, on the business day following each annual stockholder meeting of the Company (with the exception of the Company’s 2026 Annual Meeting), and assuming Ms. Chutter continues to serve as a non-employee member of the Board following such stockholder meeting, Ms. Chutter will automatically be granted an option to purchase shares of the Company’s common stock in accordance with the Compensation Policy then in effect, vesting in full on the earlier of the first anniversary of the grant date or the date of the Company’s next following annual stockholder meeting, subject to her continued Board service.

Notwithstanding any vesting schedule, if Ms. Chutter remains in continuous Board service until immediately prior to a “change in control” as defined under the 2024 Plan, all of Ms. Chutter’s then-outstanding equity awards granted in connection with the Compensation Policy shall vest and become exercisable in full immediately prior to the closing of such change in control.

In connection with Ms. Chutter’s election to the Board, the Company and Ms. Chutter entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-38537), filed with the SEC on June 20, 2024.

Item 7.01	Regulation FD Disclosure.

On April 23, 2026, the Company issued a press release announcing the appointment of Ms. Chutter to the Board and to her role as a member of the Audit Committee. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information under Item 7.01 in this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Tectonic Therapeutic, Inc. dated April 23, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tectonic Therapeutic, Inc.

Date: April 23, 2026	By:	/s/ Daniel Lochner
Daniel Lochner
Chief Financial Officer